EXHIBIT 5.1

                        OPINION OF PILLSBURY WINTHROP LLP


                             PILLSBURY WINTHROP LLP
                               2550 Hanover Street
                            Palo Alto, CA 94304-1115


December 31, 2001


California Micro Devices Corporation
215 Topaz Street
Milpitas, CA 95035-5430
Telephone (408) 263-3214


         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for California Micro Devices Corporation, a California corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 2,054,750 shares of Common Stock, no par value per share (the "Common Stock"), of the Company, to be offered and sold by certain stockholders and warrant holders of the Company (the "Selling Stockholders"). In this regard, we have participated in the preparation of a Registration Statement on Form S-3 relating to such 2,054,750 shares of Common Stock. (Such Registration Statement, as amended is herein referred to as the " Registration Statement".)

We are of the opinion that the 2,000,000 shares of Common Stock to be offered and sold by the Selling Stockholders other than Needham & Company, Inc. have been duly authorized and legally issued and are fully paid and nonassessable. We are of the further opinion that the 54,750 shares of Common Stock to be offered and sold by Needham & Company, Inc. will be, when issued pursuant to the exercise of outstanding warrants held by it, duly authorized an legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.

                                            Very truly yours,

                                            /s/ PILLSBURY WINTHROP LLP